SECOND AMENDMENT TO
                    PREFERRED STOCK PURCHASE AGREEMENT

     THIS SECOND AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT (this "Amendment") is made and entered into as of February 18, 1998 between CRIIMI MAE Inc., a Maryland corporation (the "Company"), and MeesPierson Investments Inc., a Delaware corporation (the "Investor").

     WHEREAS, the Company and MeesPierson Clearing Services B.V., a Netherlands corporation ("MeesPierson"), entered into a Preferred Stock Purchase Agreement dated as of March 19, 1997, as amended (the "Agreement"), pursuant to which, among other things, MeesPierson agreed to purchase from the Company up to 300,000 shares of the Company's Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), on the terms and subject to the conditions set forth therein;

     WHEREAS, on December 30, 1997, MeesPierson assigned an undivided interest in and to all rights and obligations under the Agreement to the Investor; and

     WHEREAS, the Parties wish to further amend the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

I. Definitions. Unless otherwise defined in this Amendment, all capitalized terms shall have the meanings given such terms in the Agreement.

II. Amendment to Article I. Article I of the Agreement is hereby amended by deleting subsection 1.1(a)(ii) in its entirety and replacing it with the following:

       "(ii) if upon exercise of the put option the Investor would beneficially own more than 250,000 shares of the Series C Preferred Stock or"

III. Ratification. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and the Agreement is hereby ratified and confirmed as of the date first written above.

IV. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of law of such state.

V. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
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VI.     Restatement.  The applicable provisions of this Amendment may be incorporated into an amended and restated version of the Agreement, which Agreement as amended and restated shall be the Stock Purchase Agreement dated as of March 19, 1997, as amended as of the date of this Amendment. All references in an amended and restated version of the Agreement to "as of the date hereof" and similar language are understood to mean March 19, 1997.

VII. Corporate Authority; Etc. Each of the Company and the Investor represents that it has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

    CRIIMI MAE INC.                           MEESPIERSON INVESTMENTS INC.



    By: /s/ Cynthia O. Azzara                By:  /s/ Bruce Bernstein
       ---------------------------              -----------------------
    Name:   Cynthia O. Azzara                Name:    Bruce Bernstein
    Title:  Chief Financial Officer          Title:   President/CEO

                                             By:  /s/ John T. Carras
                                                 -----------------------
                                             Name:    John T. Carras
                                             Title:   EVP and General Counsel